Exhibit 10.59

Personal and Confidential

November 20, 2015

Mr. James Chirico

Dear Jim,

As a result of your expected future contribution to Avaya, we are pleased to offer you a Retention Bonus in the amount of $1,000,000 (the “Retention Bonus”). Details follow below.

Specifically, the Retention Bonus will be paid to you according to the following schedule, pending receipt of this signed agreement:

•	$500,000 to be paid at the end of fiscal year 2016. To receive this payment you must be actively employed through end of FY16.

•	$500,000 to be paid at the end of fiscal year 2017. To receive this payment you must be actively employed through end of FY17.

If you terminate your employment voluntarily or if Avaya terminates your employment involuntarily with Cause, you will be ineligible to receive any unpaid portion of this Bonus. If your employment is terminated involuntarily due to workforce reduction or other similar action, you will receive a pro-rated portion of this bonus, based on service.

This Retention Bonus is not a guarantee of continued employment or employment for any length of time. You do not acquire any future rights in obtaining this payment, even if it has been paid repeatedly in the past.

Jim, we consider you to be integral part of our future success and look forward to your continued leadership.

To accept this offer, please sign below and return a copy of this letter to Carol Bonura in Executive Compensation at execcomp@avaya.com

Sincerely,

/s/ Kevin J. Kennedy
Kevin J. Kennedy
President and Chief Executive Officer

Acknowledgement

I, James Chirico, acknowledge that I have read and understood the terms and conditions of the awards as outlined in this letter.

Signature:	/s/ James Chirico	Date:	Nov. 23, 2015